Exhibit 99.1

Investor Relations Contact:
Ken Lowe
Sigma Designs, Inc.
Tel: 408/957-9850
Fax: 408/957-9741
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. RECEIVES NASDAQ LETTER

MILPITAS, Calif. — September 21, 2006 — Sigma Designs®, Inc. (Nasdaq: SIGM), a leader in digital media processors for consumer appliances, announced that, as expected, it received a Nasdaq Staff Determination on September 15, 2006 indicating that the Company failed to timely comply with the filing of its Form 10-Q for the period ended July 29, 2006, as required by Marketplace Rule 4310 (c)(14), and that its securities are therefore subject to delisting from the Nasdaq Stock Market. The Company is filing a request for a hearing by Nasdaq relating to the proposed delisting.

As noted in the Form 12b-25, the Company’s audit committee is continuing to conduct an internal review relating to the Company’s practices in administering stock option grants. The Company’s preliminary determination is that certain of the actual measurement dates for prior option grants may differ from the recorded measurement dates. The Company is in the process of determining the specific impact on the Company’s prior financial statements and believes its prior financial statements should not be relied upon. The Company intends to file its Form 10-Q upon the completion of the option review.

For recent news and information about Sigma Designs, Inc., please see the link on our website at www.sigmadesigns.com/.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters set forth in this Form 8-K, including the Company’s expectations as to the timing of the filing of its Form 10-Q, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risks detailed from time to time in the Company’s periodic reports filed under the Exchange Act, including its quarterly reports on Form 10-Q. Further risks and uncertainties include, but are not limited to, the timing and outcome of the audit committee’s review and the conclusions of the audit committee resulting from that review, actions that may be taken or required as a result of the audit committee’s review, actions by the Securities and Exchange Commission or other regulatory agencies as a result of their review of our stock option practices, risk of delisting with Nasdaq, and litigation or other actions relating to the foregoing. In particular, the Company may be required to make adjustments to its financial results previously reported for prior periods, as a result of the audit committee’s review. Any adjustments could have a material adverse effect on our results of operations for those periods. The Company disclaims any intent or obligation to update or revise any forward-looking statements.

About Sigma Designs, Inc. Sigma Designs (Nasdaq: SIGM) specializes in silicon-based media processors for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The company’s award-winning REALmagic® Video Streaming Technology is used in a variety of consumer applications providing highly integrated solutions for high-quality decoding of H.264, WMV9, MPEG-4, MPEG-2 and MPEG-1. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company’s web site at www.sigmadesigns.com/.REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.